EXHIBIT 11

                        ROBERTSON-CECO CORPORATION
         COMPUTATION OF EARNINGS (LOSS) PER COMMON SHARE (CONTINUED)
         ----------------------------------------------------------
                   (Thousands, except per share amounts)
                                (Unaudited)

                                            Three Months Ended             Nine Months Ended
                                               September 30                   September 30
                                            ------------------             -------------------
                                            1994        1993       1994                 1993
                                          --------    --------   --------             --------
FULLY DILUTED:
 Income (loss) from continuing
   operations. . . . . . . . . .          $ (9,373)   $(10,878)  $(13,966)           $(23,265)
 Less dividends on preferred
   stock . . . . . . . . . . . .    -         -           -           112
                                          --------    --------   --------            --------
 Fully diluted income (loss)
   from continuing operations. .  (9,373)  (10,878)    (13,966)   (23,377)
 Loss from discontinued
   operations. . . . . . . . . .  (6,000)     -         (6,000)      -
 Income from extraordinary
   gain on debt exchange . .        -        5,367        -         5,367
                                          --------    --------   --------            --------

 Fully diluted earnings (loss) .          $(15,373)   $ (5,511)  $(19,966)           $(18,010)
                                          ========    ========   ========            ========

 Average number of shares of
   common stock outstanding. . .  15,773     9,402      15,773      3,752
 Incremental shares to reflect
   dilutive effect of deferred
   compensation plan . . . . . .    -          -          -           -
                                          --------    --------   --------            --------
 Total shares, assuming full
   dilution. . . . . . . . . . .  15,773     9,402      15,773      3,752
                                          ========    ========   ========            ========

Fully diluted earnings (loss)
 from continuing operations
 per common share. . . . . . . .          $   (.59)   $  (1.16)  $   (.89)           $  (6.23)
Fully diluted loss from
 discontinued operations per
 common share. . . . . . . . . .    (.38)     -           (.38)      -
Fully diluted earnings from
 extraordinary gain on debt
 exchange per common share . . .    -          .57        -          1.43
                                          --------    --------   --------            --------
Fully diluted earnings (loss)
 per common share. . . . . . . .          $   (.97)   $   (.59)  $  (1.27)           $  (4.80)
                                          ========    ========   ========            ========


[FN]
Share amounts are presented after giving effect to the 1 for 16.5 reverse stock spilt which became effective July 23, 1993.